Exhibit 23.1

                      CONSENT OF INDEPENDENT AUDITORS
                      -------------------------------

The Board of Directors
The Rouse Company:

We consent to the use of our report dated February 25, 2004, with respect to the consolidated balance sheets of The Rouse Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and related schedules, incorporated herein by reference.

Our report refers to the adoption by the Company of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in 2002.


/s/ KPMG LLP




Baltimore, Maryland
March 10, 2004